Exhibit 99.1

For Further Information Contact

Eddie Northen, (404) 888-2242

HARRY J. CYNKUS ELECTED TO THE ROLLINS, INC. BOARD OF DIRECTORS

ATLANTA, GEORGIA, August 26, 2020 /PRNewswire/ – Gary W. Rollins, Vice Chairman of the Board of Directors of Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, announced the election of Harry J. Cynkus, as a new Director of the Company.

Cynkus is the former Senior Vice President, Chief Financial Officer and Treasurer of Rollins, Inc., holding various positions from 1998 to 2015. After beginning his career with Arthur Andersen & Co., he held financial positions with several companies including Tyco International, ARAMARK Services, Brach & Brock Confections and Mayer Electric Supply Co., Inc. Harry Cynkus currently serves as the Vice Chairman, Trustee and Head of the Audit Committee of the Utica College Board of Trustees. His professional memberships include the American Institute of Certified Public Accountants and the Financial Executives Institute.

Mr. Rollins stated, “we are fortunate to have Harry on the Board and will benefit from his extensive business and financial experience. We welcome him back to the Rollins family.”

About Rollins

Rollins, Inc. is a premier global consumer and commercial services company. Through its family of leading brands, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in North America, South America, Europe, Asia, Africa, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.